EXHIBIT 12

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	6 Months
	Ended	Twelve Months Ended
	June 30,	December 31,

(Dollars in millions)	2003	2002	2001

EARNINGS
Income (Loss) From Continuing Operations Before Income Taxes	$(236.9)	$(17.9)	$(273.0)

Add:
Amortization of Previously Capitalized Interest	5.4	10.2	9.8
Minority Interest in Net Income of Consolidated Subsidiaries with Fixed Charges	23.7	58.3	26.7
Proportionate Share of Fixed Charges of Investees Accounted for by the Equity Method	3.3	4.1	3.1
Proportionate Share of Net Loss of Investees Accounted for by the Equity Method	10.1	11.7	44.6

Total Additions	42.5	84.3	84.2
Deduct:
Capitalized Interest	4.5	7.5	6.4
Minority Interest in Net Loss of Consolidated Subsidiaries	2.3	5.2	19.5
Undistributed Proportionate Share of Net Income of Investees Accounted for by the Equity Method	0.4	1.3	1.1

Total Deductions	7.2	14.0	27.0
TOTAL EARNINGS	$(201.6)	$52.4	$(215.8)

FIXED CHARGES
Interest Expense	$139.8	$241.3	$292.4
Capitalized Interest	4.5	7.5	6.4
Amortization of Debt Discount, Premium or Expense	14.9	8.8	7.1
Interest Portion of Rental Expense	37.7	75.3	73.6
Proportionate Share of Fixed Charges of Investees Accounted for by the Equity Method	3.3	4.1	3.1

TOTAL FIXED CHARGES	$200.2	$337.0	$382.6

TOTAL EARNINGS BEFORE FIXED CHARGES	$(1.4)	$389.4	$166.8

RATIO OF EARNINGS TO FIXED CHARGES	*	1.16	**

	Twelve Months Ended
		December 31,

	2000	1999	1998

EARNINGS
Income (Loss) From Continuing Operations Before Income Taxes	$58.8	$300.1	$930.4
Add:
Amortization of Previously Capitalized Interest	9.7	11.0	10.7
Minority Interest in Net Income of Consolidated Subsidiaries with Fixed Charges	45.6	42.9	33.6
Proportionate Share of Fixed Charges of Investees Accounted for by the Equity Method	5.7	5.5	4.8
Proportionate Share of Net Loss of Investees Accounted for by the Equity Method	28.4	0.3	—

Total Additions	89.4	59.7	49.1
Deduct:
Capitalized Interest	12.0	11.8	6.6
Minority Interest in Net Loss of Consolidated Subsidiaries	8.3	4.2	2.9
Undistributed Proportionate Share of Net Income of Investees Accounted for by the Equity Method	4.3	2.2	—

Total Deductions	24.6	18.2	9.5
TOTAL EARNINGS	$123.6	$341.6	$970.0

FIXED CHARGES
Interest Expense	$282.6	$179.4	$147.8
Capitalized Interest	12.0	11.8	6.6
Amortization of Debt Discount, Premium or Expense	1.5	0.7	1.2
Interest Portion of Rental Expense	73.5	62.1	57.7
Proportionate Share of Fixed Charges of Investees Accounted for by the Equity Method	5.7	5.5	4.8

TOTAL FIXED CHARGES	$375.3	$259.5	$218.1

TOTAL EARNINGS BEFORE FIXED CHARGES	$498.9	$601.1	$1,188.1

RATIO OF EARNINGS TO FIXED CHARGES	1.33	2.32	5.45

*	Earnings for the six months ended June 30, 2003 were inadequate to cover fixed charges. The coverage deficiency was $201.6 million.

**	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $215.8 million.